Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or Susan.Busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Announces Shareholder Lawsuit

MINNEAPOLIS, Jan. 30, 2004 —Best Buy Co., Inc. (NYSE: BBY) today said that it was served on Jan. 27, 2004, with a shareholder derivative action venued in Hennepin County, State of Minnesota District Court. This case raises many factual matters similar to those raised in the federal securities law cases previously filed with the Minnesota Federal District Court. The state court action alleges violations of state law relative to fiduciary responsibilities, control and management of the Company and unjust enrichment. The Company believes the case is without merit, as are the federal securities law cases, and intends to defend vigorously against this action.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (MagnoliaAV.com). The Company’s subsidiaries reach consumers through approximately 750 retail stores in the United States and Canada.

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